Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING ANNOUNCES SENIOR EXECUTIVE APPOINTMENTS
Josh Hirsberg, Steve Thompson, Ted Bogich Promoted to Executive Vice President

LAS VEGAS - JANUARY 13, 2016 - Boyd Gaming Corporation (NYSE: BYD) today announced the promotion of Josh Hirsberg, Steve Thompson and Ted Bogich to Executive Vice President, effective immediately.

All three executives previously served as Senior Vice Presidents of the Company, and will continue to report directly to Keith Smith, President and Chief Executive Officer.

“Over the last several years, Josh, Steve and Ted have all played integral roles in successfully guiding Boyd Gaming through challenging times, and returning our Company to strong, sustained growth,” Smith said. “We are pleased to recognize their contributions with these well-deserved promotions, and we look forward to further leveraging the talent and experience of these senior executives.”

Hirsberg joined the Company as Senior Vice President, Chief Financial Officer and Treasurer in 2008. As Executive Vice President, Chief Financial Officer and Treasurer, Hirsberg will continue to oversee all of the Company’s financial efforts, including debt and equity financing, strategic planning, accounting, budgeting and investor relations.

Thompson has served in numerous senior executive positions with Boyd Gaming since joining the Company in 1983, including Senior Vice President, Operations for Boyd Gaming’s Nevada region since 2004. In his new role as Executive Vice President, Operations, Thompson will retain oversight of the Company’s Nevada operations. He will also assume responsibility for several of the Company’s corporate functions, including Procurement, Administration and Slot Operations.

Bogich joined Boyd Gaming in 2004 as Vice President and General Manager of Sam’s Town Tunica, and was named Vice President and General Manager of Blue Chip Casino Hotel in Michigan City, Ind. in 2007. He was promoted to Senior Vice President, Operations in 2012, with oversight of five properties in Illinois, Indiana, Kansas and Louisiana. As Executive Vice President,

Operations, Bogich will be the senior operations executive for Boyd Gaming’s Midwest and South and Peninsula regions, located in Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. Additionally, Bogich will assume responsibility for the Company’s Corporate Marketing and Design and Construction functions.

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 22 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi and New Jersey. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.